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                                                                    Exhibit 99.2
                                    BUSINESS

In the following description, the terms "we," "us" and "our" refer to MGC Communications, Inc. and its consolidated subsidiaries, doing business as Mpower Communications Corp.

     We are a growing communications company currently offering Internet access, voice over DSL, local dialtone, long distance and other voice and data services primarily to small and medium size business customers. We have launched bundled voice and high-speed data services using DSL technology in all of our current markets. We have one of the broadest geographic service areas of any competitive carrier providing local, long distance and data services, with 322 incumbent carrier central office collocation sites providing us access to approximately
17.4 million addressable lines at the end of 1999. Over 240 of our central office collocation sites are DSL capable. We currently deliver our services in the metropolitan areas of Atlanta, Chicago, Las Vegas, southern Florida and selected areas of southern California, including Los Angeles and San Diego. We have established working relationships with five incumbent carriers: Ameritech, BellSouth, GTE, PacBell and Sprint. At the end of 1999, we had 158,731 customer lines sold, of which 142,664 lines were in service. To rollout our network and services on a national basis, during 2000, we plan to aggressively expand our network to include over 800 central office collocation sites providing access to more than 35 million addressable lines.

     We have announced that we plan to change our name to "Mpower Communications Corp." in connection with our national rollout. We have commenced doing business under the name "Mpower Communications," however, the name change is subject to formal approval by our stockholders.

     We were one of the first competitive carriers to implement a strategy of building and owning the network equipment that controls how voice and data transmissions originate and terminate, which we refer to as switches, while leasing the telephone lines and cable over which the voice and data traffic are transmitted, which we refer to as transport. We install our network equipment at the site of the incumbent carrier from whom we rent standard telephone lines. These sites are referred to as collocation sites within the telecommunications industry. We believe this strategy has allowed us to serve a broad geographic area at a comparatively low cost while maintaining control of the access to our customers. Having executed our strategy in the markets we currently serve, we are well-positioned to serve the growing demand from small and medium size business customers for communications services.

     The rapid growth of the Internet has fueled demand from small and medium size businesses for access to high-speed data services. To meet this growing demand, we are using our current network infrastructure and DSL technology to offer a bundled voice and high-speed data product over a single standard telephone line. On average, DSL technology increases the transport capacity of standard telephone lines by 24 times. By using a single standard telephone line which we lease from the incumbent carrier to deliver a bundled voice and high-speed data product, we expect to significantly reduce the per line costs of providing our services. These savings should allow us to offer a value-priced package of services to our customers.